Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS

FOURTH QUARTER FISCAL 2015 FINANCIAL RESULTS

Minneapolis, MN, March 10, 2016 – Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the fourth quarter and fiscal year ended January 30, 2016.

Results for the Fourth Quarter Ended January 30, 2016

•

Net sales totaled $94.6 million, as compared to $98.0 million for the fourth quarter of fiscal 2014.  During the quarter, the Company operated an average of 1.6% fewer stores than during the comparable period last year.

•	Comparable sales decreased 3.4% in the fourth quarter of fiscal 2015, as compared to the fourth quarter of fiscal 2014.
•	Gross margin was 30.9% compared to 29.1% in the fourth quarter of fiscal 2014.
•

Operating loss was $7.4 million for the fourth quarter of fiscal 2015.  This compares to an operating loss of $6.0 million in the fourth quarter of fiscal 2014, which included the correction of an error that resulted in a cumulative increase to occupancy expense of $3.6 million.

•

Net loss totaled $46.6 million, or a $1.26 loss per share, including $37.5 million, or a $1.02 loss per share, to record a valuation allowance for our deferred tax assets.  Net income for the fourth quarter of fiscal 2014 totaled $32.2 million, or $0.86 per diluted share; which included a $41.3 million, or $1.09 per diluted share, reversal of our valuation allowance related to deferred income taxes and the after-tax impact of the cumulative error correction of $2.2 million, or $0.06 per diluted share.

LuAnn Via, President and Chief Executive Officer, commented, “During the fourth quarter, we met or exceeded our financial objectives and continued to achieve sequential improvement in a number of key areas, despite the persistence of external headwinds.  Our merchandise assortments resonated well with customers driving improved performance in brick and mortar stores, and our e-commerce business remained strong, with sales up 45% in the quarter. Overall, we have made important strides to strengthen our foundation and systems infrastructure to position ourselves for improved financial performance.  For 2016, we will remain diligent in the execution of our strategic initiatives to drive increased productivity across our retail store base and to expand our Customer First omni-channel capabilities.”

Results for the Fifty-Two Weeks Ended January 30, 2016

•	Net sales totaled $383.8 million and comparable sales decreased 8.3%, compared to $418.6 million last year.
•	Operating loss totaled $11.3 million, compared to operating income of $9.4 million last year, or $13.0 million excluding the effect of the error correction of $3.6 million.

•

Net loss for fiscal 2015 aggregated to $49.1 million, or a $1.33 loss per share, including $37.5 million, or a $1.02 loss per share, to record a valuation allowance for our deferred tax assets.  Net income for fiscal 2014 totaled $47.1 million, or $1.24 per diluted share, which included a $41.3 million, or a $1.09 per diluted share, reversal of a valuation allowance related to deferred income taxes and the after-tax impact of the cumulative error correction of $2.2 million, or $0.06 per diluted share.

Balance Sheet Highlights and Capital Expenditures

Cash, cash-equivalents and investments totaled $34.5 million as of January 30, 2016.  Inventory per square foot, excluding in-transit and eCommerce inventory, decreased approximately 12.9% to $14.20 per square foot, as of January 30, 2016, as compared to January 31, 2015.  For the fourth quarter ended January 30, 2016, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures were $26.1 million in fiscal 2015, which reflected an increase in new store openings and investments in technology.

Outlook for the 2016 First Quarter and Full Fiscal Year

For the first quarter of fiscal 2016, the Company currently expects:

•	total net sales of between $93.0 million and $98.0 million, as compared to net sales of $91.6 million in last year’s first quarter;
•	gross margin to be 35.4% to 36.0% as compared to last year’s 35.2%;
•	SG&A to be between approximately $35.6 million and $36.0 million, compared to the $32.0 million of SG&A expense reported in the first quarter last year;
•	inventory per square foot at the end of the quarter to be approximately 8% lower than at the end of last year’s first quarter;
•	depreciation and amortization to be approximately $3.0 million as compared to $2.7 million in last year’s first quarter;
•	to open four Outlet stores and one MPW store;
•	to close five Christopher & Banks stores, two CJ stores, and one Missy, Petite, Women (“MPW”) store, and to convert four stores into two MPW stores; and
•	average square footage to be up 2.4%, as compared to last year’s first quarter.

For the 2016 fiscal year, the Company expects:

•	capital expenditures to be approximately $11.0 million to $12.0 million;
•	nominal taxes, representing minimal taxes and fees;
•	to open six new Outlets and four new MPW stores; and
•	average square footage for the year to be down approximately 1% as compared to fiscal 2015.

Conference Call Information

The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, March 10, 2016, at 8:30 a.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 10, 2016.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until March 17, 2016.  This call may be accessed by dialing 1-877-870-5176 and using the passcode 5690774.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of March 10, 2016, the Company operates 514 stores in 45 states consisting of 314 MPW stores, 77 Outlet stores, 65 Christopher & Banks stores, and 58 stores in its women’s plus size clothing division CJ Banks.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements that: (i) for 2016, the Company will remain diligent in the execution of its strategic initiatives to drive increased productivity across its retail store base and to expand its Customer First omni-channel capabilities; (ii) for the first quarter of fiscal 2016, the Company currently expects: (a) total net sales of between $93.0 million and $98.0 million, as compared to net sales of $91.6 million in last year’s first quarter; (b) gross margin to be 35.4% to 36.0% as compared to last year’s 35.2%; (c) SG&A to be between approximately $35.6 million and $36.0 million, compared to the $32.0 million of SG&A expense reported in the first quarter last year; (d) inventory per square foot at the end of the quarter to be approximately 8% lower as compared to the end of last year’s first quarter; (e) depreciation and amortization to be approximately $3.0 million as compared to $2.7 million in last year’s first quarter; (f) to open four Outlet stores and one MPW store; (g) to close five Christopher & Banks stores, two CJ stores, and one MPW store; and to convert four stores into two MPW stores; and (h) average square footage to be up 2.4%, as compared to last year’s first quarter; (iii) for the 2016 fiscal year, the Company now expects: (a) capital expenditures to be approximately $11.0 million to $12.0 million; (b) nominal taxes, representing minimal taxes and fees; (c) to open six new Outlet stores and four new MPW stores; and (d) average square footage for the year to be down approximately 1% as compared to the end of fiscal 2015.

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company’s control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company’s merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

# # #

COMPANY CONTACT:

Peter G. Michielutti

Executive Vice President,

Chief Operating Officer and

Chief Financial Officer

(763) 551-5000

INVESTOR RELATIONS CONTACT:

Jean Fontana

ICR, Inc.

(203) 682-8200

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2016	2015	2016	2015

Net sales	$94,569	$97,975	$383,828	$418,584
Merchandise, buying and occupancy costs	65,358	69,457	254,350	270,790
Gross profit	29,211	28,518	129,478	147,794
Other Operating Expenses:
Selling, general and administrative	33,190	31,412	128,413	126,377
Depreciation and amortization	3,315	3,005	12,048	11,786
Impairment of store assets	99	72	281	216
Total other operating expenses	36,604	34,489	140,742	138,379
Operating (loss) income	(7,393)	(5,971)	(11,264)	9,415
Other expense, net	(39)	(41)	(115)	(191)
(Loss) income before income taxes	(7,432)	(6,012)	(11,379)	9,224
Income tax provision (benefit)	39,195	(38,176)	37,715	(37,902)
Net (loss) income	$(46,627)	$32,164	$(49,094)	$47,126

Basic (loss) income per share:
Net (loss) income	$(1.26)	$0.87	$(1.33)	$1.28
Basic shares outstanding	36,906	36,837	36,886	36,819

Diluted (loss) income per share:
Net (loss) income	$(1.26)	$0.86	$(1.33)	$1.24
Diluted shares outstanding	36,906	37,524	36,886	37,753

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	January 30,	January 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$31,506	$37,245
Short-term investments	3,015	13,293
Accounts receivable	4,067	4,000
Merchandise inventories	42,481	45,318
Prepaid expenses and other current assets	9,059	6,700
Deferred income taxes	—	3,550
Income taxes receivable	513	845
Total current assets	90,641	110,951

Property, equipment and improvements, net	59,224	45,107
Other non-current assets:
Long-term investments	—	4,752
Deferred income taxes	393	34,388
Other assets	632	839
Total other non-current assets	1,025	39,979
Total assets	$150,890	$196,037

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,645	$18,411
Accrued salaries, wages and related expenses	2,845	2,957
Accrued liabilities and other current liabilities	24,570	23,988
Total current liabilities	44,060	45,356

Non-current liabilities:
Deferred lease incentives	9,880	7,110
Deferred rent obligations	7,241	6,390
Other non-current liabilities	1,301	1,292
Total non-current liabilities	18,422	14,792

Stockholders' equity:
Common stock	468	466
Additional paid-in capital	125,851	124,242
Retained earnings	74,800	123,894
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income (loss)	—	(2)
Total stockholders' equity	88,408	135,889
Total liabilities and stockholders' equity	$150,890	$196,037

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Fifty-Two Weeks Ended
	January 30,	January 31,
	2016	2015
Cash flows from operating activities:
Net (loss) income	$(49,094)	$47,126
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	12,048	11,786
Impairment of store assets	281	216
Deferred income taxes, net	37,544	(37,938)
Loss on investment, net	—	1
Amortization of premium on investments	46	47
Amortization of financing costs	62	68
Deferred lease-related liabilities	3,267	6,473
Stock-based compensation expense	1,637	2,318
Loss on disposal of assets	—	56
Changes in operating assets and liabilities:
Accounts receivable	(67)	(1,572)
Merchandise inventories	2,837	(441)
Prepaid expenses and other assets	(2,214)	198
Income taxes receivable	332	(535)
Accounts payable	(1,670)	(5,119)
Accrued liabilities	370	(3,826)
Other liabilities	3	143
Net cash provided by operating activities	5,382	19,001

Cash flows from investing activities:
Purchases of property, equipment and improvements	(26,082)	(20,270)
Purchases of available-for-sale investments	—	(18,480)
Maturities of available-for-sale investments	14,987	16,506
Net cash used in investing activities	(11,095)	(22,244)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(26)	(1,486)
Exercise of stock options	—	999
Payment of deferred financing costs	—	(99)
Net cash used in financing activities	(26)	(586)

Net (decrease) increase in cash and cash equivalents	(5,739)	(3,829)
Cash and cash equivalents at beginning of period	37,245	41,074
Cash and cash equivalents at end of period	$31,506	$37,245

Supplemental cash flow information:
Interest paid	$168	$259
Income taxes (refunded) paid	$(223)	$487
Accrued purchases of equipment and improvements	$1,105	$740
Shares surrendered for stock option cost	$—	$1,715